Exhibit 8.1

Boston Brussels Chicago Düsseldorf Frankfurt Houston London Los Angeles Miami

Milan Munich New York Orange County Paris Rome Seoul Silicon Valley Washington, D.C.

Strategic alliance with MWE China Law Offices (Shanghai)

May 16, 2014

Tyco International Ltd.

Victor Von Bruns-Strasse 21

Neuhausen Am Rheinfall, CH-8212

Switzerland

Tyco International plc

Melbourn Road

Bishopstown

County Cork

Ireland

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Tyco International Ltd. (“TIL-Switzerland”), a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, and Tyco International plc (“TIL-Ireland”), a public limited company organized under the laws of Ireland and a wholly owned subsidiary of TIL-Switzerland, in connection with the proposed merger (the “Merger”) of TIL-Switzerland with and into TIL-Ireland, as described in the registration statement on Form S-4 filed by TIL-Ireland with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) in connection with the Merger (including the proxy statement/prospectus that forms a part thereof, the “Registration Statement”), and pursuant to the merger agreement to be entered into by TIL-Switzerland and TIL-Ireland (the “Merger Agreement”) that is attached as an exhibit to the Registration Statement.

In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letter (including all exhibits thereto, the “Representation Letter”) of TIL-Switzerland, delivered to us for purposes of this opinion; and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have assumed with your consent that (i) the Merger will be consummated as described in the Registration Statement and in accordance with the provisions of the Merger Agreement, and none of the terms or conditions contained therein has been or will be modified in any respect relevant to this opinion; (ii) the representations and statements set forth in the

U.S. practice conducted through McDermott Will & Emery LLP.

500 North Capitol Street N.W. Washington D.C. 20001-1531 Telephone: +1 202 756 8000 Facsimile: 1 202 756 8087 www.mwe.com

Tyco International Ltd.

Tyco International plc

May 16, 2014

Registration Statement, the Representation Letter, the Merger Agreement, and the other documents referred to herein are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement in the Registration Statement, the Representation Letter, the Merger Agreement, or any other document referred to herein made “to the best knowledge and belief of” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) no action has been, or will be, taken that is inconsistent with any representation or statement set forth in the Registration Statement, the Representation Letter, the Merger Agreement, or any other document referred to herein; and (v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations and statements set forth in the Representation Letter, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement, it is our opinion that the discussion set forth in the Registration Statement under the heading “Material Tax Considerations – U.S. Federal Income Tax Considerations” is accurate in all material respects.

This opinion expresses our views only as to the specific U.S. federal income tax issues set forth above, and no opinion is expressed as to any tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, we do not by rendering this opinion undertake any responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

Tyco International Ltd.

Tyco International plc

May 16, 2014

We hereby consent to the filing of this opinion as an exhibit to, and to the reference to our firm in, the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,

/s/ McDermott Will & Emery LLP

MCDERMOTT WILL & EMERY LLP